EXHIBIT 99.1




                           PRESS RELEASE

CONTACT: Martin M. Shea                            For Immediate Release
         Triarc Companies, Inc.
         212/230-3030

TRIARC ENTERS INTO DEFINITIVE AGREEMENT TO SELL GRANITEVILLE TO
              AVONDALE FOR $255 MILLION IN CASH



NEW YORK, New York, April 1, 1996 --  Triarc Companies, Inc. (NYSE:TRY)

announced today that it has entered into a definitive agreement to sell its

Graniteville textile business to Avondale Mills, Inc. for $255 million in cash, subject to certain post-closing adjustments, and expects to close the sale during the second quarter.  Consummation of the closing is subject to customary closing conditions.  Triarc also announced that it had received early termination of the Hart-Scott-Rodino Antitrust Improvements

Act waiting period.  C.H. Patrick & Co., Inc., Triarc's dyes and specialty chemical subsidiary, and certain other excluded assets are not part of the sale.  As part of the sale, Avondale will assume all liabilities relating to the textile business, other than income tax liabilities, Graniteville's long-term debt (which will be repaid at the closing) and certain other specified liabilities.

In connection with the Graniteville sale, Avondale and C.H. Patrick have entered into a 10-year supply agreement, pursuant to which C.H. Patrick will have the right to supply to the combined Graniteville/Avondale textile operations certain of its dyes and chemicals.  The supply agreement will become effective upon the closing of the Graniteville sale.


"We are very pleased that our associates at Graniteville will have the opportunity to become an important part of Avondale," said Nelson Peltz,

chairman and chief executive officer of Triarc Companies, Inc.


                               *  *  *

Through its four core businesses, Triarc Companies, Inc. is involved in restaurants (Arby's, Inc.), beverages (Royal Crown Company, Inc. and Mistic

Brands, Inc.), textiles (Graniteville Company and C.H. Patrick & Co., Inc.)

and liquefied petroleum gas (National Propane Corporation).  Triarc Companies,

Inc. currently has annual revenues of more than $1 billion.

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